The New Economy Fund 333 South Hope Street Los Angeles, California 90071 Phone (757) 670-4983 Fax (757) 670-4685 Neal F. Wellons Treasurer

February 24, 2010

Mr. Tim Mundy
Deloitte & Touche LLP
695 Town Center Drive
Suite 1200
Costa Mesa, CA 92626

Dear Tim,

In accordance with the requirements of Item 304 of Regulation S-K, please provide us with a letter from your firm addressed to the Securities and Exchange Commission stating your agreement with the following:

1.	On December 2, 2009, Neal F. Wellons, Treasurer, informed Deloitte & Touche LLP that the Board of Trustees of The New Economy Fund had approved a change in auditor effective January 13, 2010.

2.
Deloitte & Touche LLP’s report on the Fund’s financial statements for each of the two years in the period ended November 30, 2009, did not contain an adverse opinion or a disclaimer of opinion, nor was such report qualified or modified as to uncertainty, audit scope, or accounting principles.

3.
During each of the two years in the period ended November 30, 2009 and through January 13, 2010, there were no disagreements with Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte & Touche LLP would have caused it to make reference to the subject matter of the disagreement in its report on the financial statements for each period.

A copy of your letter will be filed with the Securities and Exchange Commission along with this letter as an exhibit to the Fund’s next Form N-SAR (in accordance with Item 77K of Form N-SAR).

Sincerely yours,

Neal F. Wellons
Treasurer

The Capital Group Companies

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